Exhibit 23.1

PricewaterhouseCoopers

Chartered Accountants

Rene-Levesque Boulevard West

Suite 2800

Montreal, Quebec

Canada  H3B 2G4

Telephone +1 (514) 205 5000

Facsimile +1 (514) 205 5675

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated March 16, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Alcan Inc., which is incorporated by reference in Alcan Inc's Annual Report on Form 10‑K for the year ended December 31, 2004.

Montreal, Quebec, Canada

April 29, 2005

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP